SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2001

CLEVELAND-CLIFFS INC

(Exact name of registrant as specified in its charter)

OHIO	1-8944	34-1464672

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

                Cleveland-Cliffs Inc published a News Release on November 13, 2001 as follows:

CLEVELAND-CLIFFS ANNOUNCES EMPIRE MINE OPTIMIZATION PLAN

CLEVELAND, OH, November 13, 2001 — Cleveland-Cliffs Inc (NYSE:CLF) announced today an optimization plan for the Empire Mine, near Palmer, Michigan that will be implemented in January 2002. The plan calls for annual pellet production of the iron ore mining and processing facility to be reduced to approximately 6 million tons of pellets from 8 million tons. This action reflects the inability of the plant’s older sections to economically process the ores Empire is now mining. Empire’s labor force could be reduced by as many as 300 employees, or about one-third of the current workforce. Reductions will occur in both the salaried and hourly workforce.

     Thomas J. O’Neil, Cliffs’ president and chief operating officer, said, “Cliffs and the Empire employees have been working diligently to improve the mine’s viability and position as a competitive iron ore supplier to the North American steel industry. However, the mine’s cost structure coupled with the worst iron and steel market in memory forced the decision to reduce its annual pellet production.”

     O’Neil added, “The optimization of Empire Mine, which has been carefully considered, will maximize the use of Empire’s most efficient production equipment. We anticipate that the fully implemented optimization plan will reduce Empire’s costs by 5 – 10 percent. While we deeply regret the employee reductions, this action is necessary to protect Empire’s future and the remaining jobs. The U.S. economy is very uncertain at this time, and I thank all of our employees for their efforts as we attempt to steer through these rough commercial waters.”

     The Empire Mine currently employs 890 people. A number of employees will be eligible to retire and some of the workers will have an option to transfer to other operations. Empire will provide outplacement support through Michigan Works.

     Cliffs will record a restructuring charge of about $1 million in the fourth quarter of 2001 to recognize its share of the costs associated with the restructuring. The Empire Mine is owned by subsidiaries of Ispat International N.V. (40%), and LTV Corporation (25%) and The Cleveland-Cliffs Iron Company (35%) which is also manager of the operation. The mine is expected to produce about 6.5 million tons of pellets this year and is currently planning to produce about 6.3 million tons in 2002.

* * * * * * * * *

     Cleveland-Cliffs is the largest supplier of iron ore products to the North American steel industry and is developing a significant ferrous metallics business. Subsidiaries of the Company manage and hold equity interests in five iron ore mines in Michigan, Minnesota, and Eastern Canada. Cliffs has a major iron ore reserve position in the United States and is a substantial iron ore merchant. References in this news release to “Cliffs” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors, such as: changes in the iron ore requirements of North American integrated steel producers due to electric furnace production and/or imports of finished and semi-finished steel, pig iron or iron ore; adverse changes in the financial condition of the Empire Mine owners; rejection of major contracts or agreements by the Empire Mine owners under provisions of the U.S. Bankruptcy Code; major equipment failures and process difficulties; and the availability and cost of key production components, e.g., labor, electric power, fuel and water.

     Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company’s Annual Report for 2000 and Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ web site. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC

By: /s/ C. B. Bezik Name: C. B. Bezik Title: Senior Vice President –Finance

Dated: November 14, 2001

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